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                                  Exhibit 99.1

SELLERSVILLE, Pa.--Jan.20, 2004--Delta Mutual, Inc. (OTCBB: DLTM) announced the formation of a joint venture project to develop government-sponsored, Section 124, low income housing in the Commonwealth of Puerto Rico.

Delta Mutual, Inc. is the general partner and majority owner of Delta Development Partners, LP (a Delaware registered limited partnership) that is the majority shareholder of Delta Developers Corporation (a Puerto Rican corporation) formed to manage the construction and related activities required to build approximately 270 single-family homes under the Section 124 Program.

Delta Developers Corporation has secured 36 acres of land in Aguadilla, Puerto Rico and estimates the total revenue from this project to be $20 million over the construction period.

The Aguadilla project is the first of several that the company plans to undertake in Puerto Rico.